SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 9, 2008

MSGI SECURITY SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 4.02. Non-Reliance on Previously Issued Financial Statements

On November 9, 2008, officers of MSGI Security Solutions, Inc. (the Company) determined that the financial statements issued on Form 10-QSB for the period ended March 31, 2008 could no longer be relied upon because of an error in such financial statements as addressed in the Financial Account Standards Board (FASB) Statement of Financial Accounting Standards No. 154.

During the three month period ended March 31, 2008, the Company recognized and reported approximately $4.0 million in revenues and corresponding accounts receivable, as well as related costs of products sold of approximately $3.3 million. These revenues and associated costs of products sold were derived solely from the Company’s relationships with Hyundai Syscomm Corp, Apro Media Corp. and Hirsch Capital Corp. Since that time, the Company has experienced difficulties in collection of the corresponding accounts receivable. The Company has subsequently determined that these shipments and related billings did not meet all the criteria for GAAP revenue recognition at March 31, 2008 due to collectibility not being reasonably assured among other factors. Therefore, this represented an error as, in retrospect, these revenues should not have been recognized in the quarter ended March 31, 2008, thus requiring the reversal of the revenue as well as the related accounts receivable. The Company will recognize these revenues when and if the payments are received and collection is thus assured.

The Company has also determined that it is appropriate to recognize as an asset the related costs of products sold, net of an estimated reserve for potential loss, until such time as the revenue is recognized, product is returned or these product costs are considered unrealizable and are written off. Costs related to these transactions have been capitalized in the amount of $3.3 million for the three months ended March 31, 2008. The Company has reduced these capitalized costs with a reserve for potential loss in the amount of $0.8 million for the three months ended March 31, 2008 to estimate the potential cost that may be unrecoverable. This reserve was recorded in cost of goods sold.

The officers of the Company, as well as the audit committee of the Company’s Board of Directors, have discussed this matter with the Company’s independent accountants.

Item 9.01. Financial Statements and Exhibits

N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: November 13, 2008	By:	/s/ Richard J. Mitchell, III
Name: Richard J. Mitchell, III
Title: Chief Accounting Officer